PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated January 5, 2006	Registration No. 333-121363
and Prospectus dated January 3, 2006)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $50,000,000.00 5.375% Callable Notes Due October 5, 2011
CUSIP: 48245AAP6
ISIN: US48245AAP66
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW

Per Note	Variable	0%	U.S. $1,000
Total	Variable	0%	U.S. $50,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
The Dealer named below expect to deliver the notes to investors on or about October 5, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
September 28, 2006

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S. $50,000,000.00 5.375%
Callable Notes Due October 5, 2011

Aggregate Principal Amount: U.S. $50,000,000.00	Interest Rate: 5.375% per annum

Original Issue Date: October 5, 2006	Maturity Date: October 5, 2011

Interest Commencement Date: October 5, 2006	Final Redemption Price: 100%

Payments:
     First Interest Payment Date: April 5, 2007
     Interest Payment Date(s): semi-annually in arrears on April 5, October 5 in each calendar year up to and including the Maturity Date
Redemption:           ☑Yes                     ☐No
     Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
     Redemption Date (as provided in para. 2 of §7 of the Conditions): October 5, 2007
     Minimum Redemption Notice Period: 10 Business Days
     Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:            ☐ Yes                    ☑ No
     Repayment Date(s):
     Minimum Repayment Notice Period:
     Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
     Payments of principal and any premium:
     Payments of interest:
     Authorized Denomination: U.S. $1,000
     Exchange Rate Agent:
Original Issue Discount Note (“OID”):          ☐ Yes                     ☑No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                     )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para.
     “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                     )
Other Terms of Notes: Price to Public: Variable price re-offer, plus accrued interest, if any, from October 5, 2006. In no event will the re-offer price cause the Notes to have greater than de minimis OID.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-3